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                                                                    Exhibit 99.1

Press Release
         - For Immediate Release

        Liberty National Bancshares, Inc. Reports Second Quarter Earnings

CONYERS, Georgia - July 17, 2002 - Liberty National Bancshares, Inc. today announced the results of its operations for the quarter ended June 30, 2002. Net income for the second quarter of 2002 was $261 thousand compared to $200 thousand for the same period last year, reflecting a 31 percent improvement. June 2002 year-to-date net income totaled $322 thousand and constituted a 19 percent decline compared to $398 thousand during the first six months of last year.

Second quarter net-interest income (the interest earned on loans and investments minus the interest paid on deposits and other borrowings) increased by $176 thousand, or 19 percent more than during the same period in 2001. June 2002 year-to-date net-interest income totaled $2.1 million and represented a 17 percent increase compared to the same period in 2001.

For the quarter ended June 30, 2002, non-interest income (other fees for services) improved by 35 percent to $338 thousand, while non-interest operating expenses rose $283 thousand, or 41 percent more than the total for the second quarter of 2001. June 2002 year-to-date non-interest income totaled $588 thousand and was 59 percent higher than during the same period in 2001. June 2002 year-to-date non-interest operating expenses totaled $2 million, which constituted a 47 percent increase compared to the same period last year.

Gross loans at the second quarter end totaled $83 million, which constituted a 28 percent increase over the June 30, 2001 balance and 12 percent growth since the 2001 fiscal year end. Deposits as of June 30, 2002 were $99 million, which represented a 25 percent increase over the total on June 30, 2001, and a 2 percent increase since the 2001 fiscal year end. The company's total assets were $111 million on June 30, 2002 compared to $105 million at the end of the second quarter last year and $107 million on December 31, 2001.

"I am very pleased to report that net income rebounded dramatically during the second quarter of 2002," stated Bill Daniel, Liberty National's CEO. "The $261 thousand net income total represents a record quarter for the company and a 335 percent improvement compared to the first quarter of this year. Our efforts to control expenses and enhance revenue produced the desired results. The new branch in Newton County experienced impressive growth during the past three months, and a significant portion of our liabilities re-priced at the lower prevailing interest rates. While we are encouraged by our second quarter improvement, year-to-date earnings and asset growth still lag behind expectations for this year," noted Daniel.

"We remain committed to controlling expenses and improving revenue during the remainder of 2002," Daniel added. "While the economy is very uncertain, management and the Board of Directors are optimistic that asset growth will resume and we will see continued improvement in net income. The deterioration in our net interest margin is still a major concern and we have not yet "digested" the investment recently made in our new Covington branch. Nonetheless, Liberty National seems well positioned to take advantage of an economic rebound and the continued growth in Rockdale and Newton Counties," he added.

Liberty National Bancshares, Inc., formerly named Rockdale National Bancshares, Inc., is a one-bank holding company that owns 100 percent of the issued and outstanding stock of Liberty National Bank ("LNB"), which operates offices in Rockdale and Newton Counties. A full-service financial institution,

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LNB offers checking, savings, and commercial, mortgage, and construction lending services. Three locations - two in Rockdale and one in Newton - are available to serve customers in addition to Internet Banking at www.libertywebbank.com and Telephone Banking at 404-881-9739.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in the release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," "continue," or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of the company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the company's financial performance and could cause actual results for 2002 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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                          For more information contact:
  . Bill Daniel, Chief Executive Officer . Liberty National Bank . 1000 Georgia
                     Highway 138 . Conyers, Georgia 30013 .
                    . 770-785-7880 . www.libertywebbank.com .